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                                                                    EXHIBIT 12.3

                       Eagle Family Foods Holdings, Inc.
                      Ratio of Earnings to Fixed Charges
                       (Thousands except ratio amounts)

                                                                         Fifty-Three          One Hundred
                                                                         Week Period        Fifty-Five Day
                                                                            Ended            Period Ended
                                                                         July 3, 1999        June 27, 1998
                                                                       ---------------      ---------------
Adjusted Earnings
Loss before income taxes...........................................    $       (22,170)     $       (40,702) (b)
Portion of rent representative of interest.........................                216                   60
Interest on indebtedness...........................................             27,793               11,571
                                                                       ---------------      ---------------
     Total earnings (loss) as adjusted.............................              5,839              (29,071)
                                                                       ---------------      ---------------
Fixed Charges
Portion of rent representative of interest.........................                216                   60
Interest on indebtedness...........................................             27,793               11,571

  Total fixed charges..............................................             28,009               11,631
                                                                       ---------------      ---------------
Deficiency of earnings.............................................    $       (22,170)     $       (40,702)
                                                                       ===============      ===============
Ratio of earnings to fixed charges (a).............................                 --                   --
                                                                       ===============      ===============

(a) As earnings for the fifty-three week period ended July 3, 1999 and one hundred fifty-five day period ended June 27, 1998 were inadequate to cover fixed charges, a ratio of earnings to fixed charges for the period has not been presented. The deficiency of earnings to fixed charges was approximately $22.2 and $41.0 million, respectively.

(b) Reflects the nonrecurring in-process research and development write-off of $23.9 million.